Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Dynagas LNG Partners LP for the registration of common and other classes of units representing limited partnership interests, warrants, debt securities, guarantees and 15,595,000 common units representing limited partnership interests offered by the selling unitholder (Dynagas Holding Ltd.) and to the incorporation by reference therein of our report dated March 20, 2017, with respect to the consolidated financial statements of Dynagas LNG Partners LP included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
December 21, 2017